FOR IMMEDIATE RELEASE

Harley-Davidson
Resets Business to Execute The Hardwire Strategic Plan

MILWAUKEE (February 2, 2021) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported fourth quarter and full-year 2020 results.

“2020 was an extraordinary year in many ways and our team navigated many challenges. We managed COVID-19 impacts, kept our community well-being at the forefront, protected liquidity and delivered $250 million in cash savings. We also successfully overhauled the entire company through The Rewire, building a strong foundation to successfully implement our new 5-year strategic plan, The Hardwire,” said Jochen Zeitz, chairman, president and CEO, Harley-Davidson. “The entire Harley-Davidson team put forth tremendous effort in 2020 and we now have the right organization, structure and strategy in place to make step changes in our performance and enhance our position as the most desirable motorcycle brand in the world.”

2020 Highlights and Results

•Delivered full year diluted EPS of $0.01 and adjusted diluted EPS of $0.77
•Executed COVID-19 response:
–prioritized employee well-being
–provided support to our customers and dealers
–maintained sufficient cash and liquidity
–achieved $250 million of cash savings versus planned spending in 2020
•Increased cash flow from operations $310 million from 2019 to $1.2 billion
•Paid dividends of $0.44 per share for the full year
•Overhauled and reset the cost structure of the business through The Rewire actions; effectively lowering our cost base by approximately $115 million
•Delivered additional The Rewire results:
–Streamlined product portfolio reducing planned number of models by 30 percent
–Re-set motorcycle model year launch timing to align with seasonality
–Exited 39 markets to sharpen focus on the approximately 50 highest-potential markets
–Optimized dealer network, reducing total network by approximately 160 net global dealers in 2020
–Dealer year-end inventory reduced 59 percent, driving improvements in motorcycle transaction prices and enhancing motorcycle value

The company continues its H-D#1 culture evolution to drive a high-performing and winning organization guided by its vision and mission.

The Rewire and H-D#1 efforts set the company on a new course and provide a solid foundation to execute its long-term strategic plan, The Hardwire, through 2025.

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	4th quarter			Full-Year
	2020	2019	Change	2020	2019	Change
Revenue	$725	$1,072	(32)%	$4,054	$5,362	(24)%
Net Income / (Loss)	($96)	$13	nm	$1	$424	nm
GAAP Diluted EPS	($0.63)	$0.09	nm	$0.01	$2.68	nm
Adjusted Diluted EPS	($0.44)	$0.20	nm	$0.77	$3.36	(77)%

Consolidated Revenue was down 32 percent in the fourth quarter and down 24 percent for the full year over 2019. Bottom-line results reflect a loss for the quarter and nominal net income for the full year with Financial Services segment operating income offsetting Motorcycles and Related Products segment operating losses for the year.

Motorcycles and Related Products Segment Results

$ in millions	4th quarter			Full-Year
	2020	2019	Change	2020	2019	Change
Motorcycle Shipments (thousands)	20.9	40.5	(48)%	145.2	213.9	(32)%
Revenue	$531	$874	(39)%	$3,264	$4,573	(29)%
Gross Margin	21.6%	25.2%	(3.7) pts.	25.4%	29.4%	(4.0) pts.
Operating Income / (Loss)	($196)	($46)	nm	($186)	$290	nm
Operating Margin	-37.0%	-5.3%	(31.7) pts.	-5.7%	6.3%	(12.0) pts.

Dealer Retail Motorcycle Unit Sales (thousands)	33.3	38.8	(14)%	180.2	218.3	(17)%

Revenue from the Motorcycles and Related Products segment was down during the fourth quarter primarily due to lower wholesale shipments versus prior year as the company continued its aggressive approach to supply and inventory management and reset the timing of delivery of new model year motorcycles. Fourth quarter global retail motorcycle sales also reflected the impact of tight inventory and the model year shift.

Fourth quarter gross margin was down 3.7 percentage points to prior year while fourth quarter operating margin finished below prior year due to the impact of volume deleverage and restructuring charges.

Financial Services Segment Results

$ in millions	4th quarter			Full-Year
	2020	2019	Change	2020	2019	Change
Revenue	$194	$198	(2)%	$790	$789	0%
Operating Income	$77	$59	31%	$196	$266	(26)%

Financial Services segment operating income was up 31 percent over prior year in the fourth quarter, primarily driven by a decrease in the provision for loan losses. Full year operating income was down due to increases in the provision for loan losses taken earlier in 2020.

Other Results
Cash - Cash and cash equivalents were $3.3 billion at the end of the year, compared to $834 million at the end of 2019. Harley-Davidson generated $1.2 billion of cash from operating activities in 2020 compared to $868 million in 2019.

Tax Rate - The company recorded an income tax benefit during 2020 driven by a pre-tax loss and favorable discrete income tax benefits recorded during the year.

Dividends– The company paid cash dividends of $0.44 per share on a full-year basis in 2020.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results, strategic plan and outlook on a webcast today from 8-9:30 a.m. CT. The webcast log-in and a slide presentation supporting the discussion will be available 30 minutes prior to the audio webcast at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available at approximately 10:30 a.m. CT.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

The non-GAAP measures included in this press release are adjusted net (loss) income and adjusted diluted EPS excluding restructuring plan costs and the impact of tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of operations and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative included in Motorcycles and Related Products cost of goods sold. The impact of tariffs includes incremental European Union and China tariffs imposed beginning in 2018 on the company's products shipped from the U.S., as well as incremental U.S. tariffs imposed beginning in 2018 on certain items imported from China. The impact of tariffs excludes higher metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with the approach used for 2018 to determine performance relative to financial objectives under the company’s incentive compensation plans. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures, are included later in this press release.

Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend,” “is on-track” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (ii) the company’s ability to: (A) execute its business plans and strategies, including The Hardwire, successfully execute its remodeled approach to supply and inventory management, and strengthen its existing business while allowing for desirable growth; (B) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, including successfully implementing a distributor model in fifteen international markets; (C) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (D) successfully carry out its global manufacturing and assembly operations; (E) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Touring, large Cruiser and Trike, and growing its complementary businesses; (F) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (G) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (H) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (I) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (J) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (K) successfully manage and reduce costs throughout the business; (L) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (M) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (N) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (O) develop and maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (P) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (Q) successfully maintain a manner in which to sell motorcycles in the European Union, China, and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (R) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (S) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (T) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (U) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (V) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (W) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (X) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Y) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (Z) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (AA) manage its exposure to product liability claims and commercial or contractual disputes; (BB) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; (CC) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company’s complex global supply chain; and (DD) successfully develop and launch the pre-owned motorcycle program, Harley-Davidson Certified.

The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 19, 2020 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Motorcycles and Related Products revenue	$530,963	$874,095	$3,264,054	$4,572,678
Gross profit	114,528	220,639	828,309	1,342,880
Selling, administrative and engineering expense	276,409	266,428	895,321	1,020,907
Restructuring expense	34,524	671	119,110	32,353
Operating (loss) income from Motorcycles and Related Products	(196,405)	(46,460)	(186,122)	289,620

Financial Services revenue	194,259	198,176	790,323	789,111
Financial Services expense	107,852	139,321	583,623	523,123
Financial Services restructuring expense	9,621	—	10,899	—
Operating income from Financial Services	76,786	58,855	195,801	265,988

Operating (loss) income	(119,619)	12,395	9,679	555,608
Non-operating (expense) income, net	(5,650)	1,284	(25,409)	1,807
(Loss) income before income taxes	(125,269)	13,679	(15,730)	557,415
Income tax (benefit) provision	(28,871)	183	(17,028)	133,780
Net (loss) income	$(96,398)	$13,496	$1,298	$423,635

(Net loss) earnings per share:
Basic	$(0.63)	$0.09	$0.01	$2.70
Diluted	$(0.63)	$0.09	$0.01	$2.68

Weighted-average shares:
Basic	153,281	153,947	153,186	157,054
Diluted	153,281	154,913	153,908	157,804

Cash dividends per share:	$0.020	$0.375	$0.440	$1.500

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net (loss) income excluding restructuring plan costs and the impact of tariffs
Net (loss) income (GAAP)	$(96,398)	$13,496	$1,298	$423,635
Restructuring plan costs	44,145	973	130,009	42,688
Impact of incremental tariffs	2,055	20,881	24,452	97,852
Tax effect of adjustments(a)	(17,585)	(4,568)	(37,071)	(33,729)
Adjustments, net of tax	28,615	17,286	117,390	106,811
Adjusted net (loss) income (non-GAAP)	$(67,783)	$30,782	$118,688	$530,446

Diluted EPS excluding restructuring plan costs and the impact of tariffs
Diluted EPS (GAAP)	$(0.63)	$0.09	$0.01	$2.68
Adjustments net of tax, per share	0.19	0.11	0.76	0.68
Adjusted diluted EPS (non-GAAP)	$(0.44)	$0.20	$0.77	$3.36
(a)The income tax effect of has been computed using the estimated income tax rate for these adjustments

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,257,203	$833,868
Accounts receivable, net	143,082	259,334
Finance receivables, net	1,509,539	2,272,522
Inventories, net	523,497	603,571
Restricted cash	131,642	64,554
Other current assets	280,470	168,974
	5,845,433	4,202,823
Finance receivables, net	4,933,469	5,101,844
Other long-term assets	1,231,699	1,223,492
	$12,010,601	$10,528,159
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$848,118	$876,668
Deposits	79,965	—
Short-term debt	1,014,274	571,995
Current portion of long-term debt, net	2,039,597	1,748,109
	3,981,954	3,196,772
Long-term debt, net	5,932,933	5,124,826
Other long-term liabilities	372,929	402,562

Shareholders’ equity	1,722,785	1,803,999
	$12,010,601	$10,528,159

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$1,177,890	$868,272

Cash flows from investing activities:
Capital expenditures	(131,050)	(181,440)
Finance receivables, net	42,803	(347,605)
Acquisition of business	—	(7,000)
Other investing activities	21,464	27,919
Net cash used by investing activities	(66,783)	(508,126)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,396,602	1,203,236
Repayments of medium-term notes	(1,400,000)	(1,350,000)
Proceeds from securitization debt	2,064,450	1,021,453
Repayments of securitization debt	(1,041,751)	(353,251)
Net increase (decrease) in unsecured commercial paper	444,380	(563,453)
Borrowings of asset-backed commercial paper	225,187	177,950
Repayments of asset-backed commercial paper	(318,828)	(318,006)
Deposits	79,947	—
Dividends paid	(68,087)	(237,221)
Repurchase of common stock	(8,006)	(296,520)
Issuance of common stock under employee stock option plans	89	3,589
Net cash provided (used) by financing activities	1,373,983	(712,223)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	18,712	(2,305)
Net increase (decrease) in cash, cash equivalents and restricted cash	$2,503,802	$(354,382)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$905,366	$1,259,748
Net increase (decrease) in cash, cash equivalents and restricted cash	2,503,802	(354,382)
Cash, cash equivalents and restricted cash, end of period	$3,409,168	$905,366

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$3,257,203	$833,868
Restricted cash	131,642	64,554
Restricted cash included in Other long-term assets	20,323	6,944
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$3,409,168	$905,366

Motorcycles and Related Products Revenue
and Motorcycle Shipment Data
(Revenue in thousands)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
MOTORCYCLES AND RELATED PRODUCTS REVENUE
Motorcycles	$319,959	$666,287	$2,350,407	$3,538,269
Parts & accessories	146,431	129,266	659,632	713,400
General merchandise	49,749	57,187	186,070	237,566
Licensing	7,924	8,818	29,750	35,917
Other	6,900	12,537	38,195	47,526
	$530,963	$874,095	$3,264,054	$4,572,678

WORLDWIDE MOTORCYCLE SHIPMENTS
Touring	8,256	15,147	56,067	91,018
Cruiser(a)	7,724	16,685	55,229	76,052
Sportster® / Street	4,941	8,622	33,950	46,869
	20,921	40,454	145,246	213,939
(a)Includes Softail®, CVOTM, and LiveWireTM

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)

	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
United States	17,274	20,204	103,650	125,960
Canada	809	1,159	6,477	8,946
Total North America	18,083	21,363	110,127	134,906
EMEA	7,028	7,187	36,906	44,086
Asia Pacific	6,949	7,691	27,220	29,513
Latin America	1,235	2,513	5,995	9,768
Worldwide retail sales	33,295	38,754	180,248	218,273
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.